Exhibit 99.1

 AspenBio Pharma Reports Progress on the Supplemental Clinical Trial, Work to Improve the Clinical Utility of AppyScore™ and Scheduled Meeting with FDA

Company Initiates Interim Trial Data Analysis; January Meeting with FDA

CASTLE ROCK, CO – December 29, 2009 -- AspenBio Pharma, Inc. (NASDAQ: APPY), an emerging bio-science company dedicated to the development of novel diagnostics and drugs for humans and animals, reported on its progress and plans for the Premarket Notification 510(k) submission of its ELISA  format AppyScore™ test. AppyScore is the first blood-based test designed to aid in the evaluation of patients suspected of having acute appendicitis.

The previously announced AppyScore supplemental clinical trial continues to advance, with over 400 patients enrolled to-date from the emergency departments of more than a dozen well-known hospitals across the United States.  Based upon additional analysis of prior trial data, as well as input from a panel of clinical experts assembled by AspenBio’s regulatory consultants, the Statistical Analysis Plan (“SAP”) for this supplemental trial has now been finalized.   This SAP defines a study end point for the AppyScore test alone, and additionally, adds two alternative end points which evaluate the AppyScore result in combination with either white blood cell count (“WBC”) or neutrophil count.

Applying the parameters of this SAP in a retrospective analysis of the previous pivotal clinical trial data improved the negative predictive value (“NPV”) of AppyScore to more than 95% in the subset of patients who have negative results for either the combination of AppyScore/WBC or AppyScore/neutrophil count. While there can be no absolute assurance that these results will be repeated in the current supplemental clinical trial, the company believes such results, if repeated would substantially enhance the clinical utility and value of AppyScore in the emergency department setting.

The SAP provides for, and AspenBio has scheduled, an interim analysis of the clinical trial data to validate the required supplemental trial sample size necessary to achieve statistical significance for all study endpoints. Achieving statistical significance is essential for the inclusion of these important study end points in the submission of the Premarket Notification 510(k) information to the FDA, as well as describing clinical utility to physicians. This interim analysis was initially planned to be conducted with data from 250 patients; however, with the addition of the two new alternative study end points, a 400 patient interim data analysis will provide better predictive results of the final sample size needed.  While patient recruitment continues uninterrupted, the interim analysis will be conducted in the upcoming weeks and is expected to be completed by late January or early February 2010. This analysis may demonstrate that the previously planned trial size is sufficient, or it may indicate a need to expand the size in order to achieve statistical significance of all end points. If an expansion of the trial is determined to be necessary, the timing for advancing the Premarket Notification 510(k) through the FDA will be evaluated and adjusted to ensure that the quality of the trial is not compromised and the clinical and statistical results are sound and compelling.

In recent weeks a panel of clinical experts was convened to evaluate AppyScore’s clinical utility and offer an independent opinion about its usefulness. Considering the currently available diagnostic modalities for appendicitis, the panel identified a strong need for better diagnostic tools to help identify a group of patients that is at low risk of having acute appendicitis. For this low-risk group, the panel indicated that a test with NPVs as high as those seen in the previous trial data when analyzed using the combination AppyScore/ WBC or AppyScore/neutrophil count would provide compelling clinical evidence for the test to be widely used in evaluating patients suspected of having acute appendicitis. This panel also prepared a consensus paper expressing their opinion about the expected use of AppyScore in clinical practice.  The clinical and regulatory direction the company is currently pursuing is in line with the opinions expressed in this paper.

AppyScore is anticipated to be used as a diagnostic tool to aid emergency department physicians in identifying a subset of patients for whom the risk of acute appendicitis is sufficiently low to support consideration for delaying or eliminating the need for computed tomography (commonly known as a CAT scan) and/or immediate surgical consultation.

To address the 510(k) and related matters, the company has scheduled a meeting with the FDA in January 2010. One of the objectives of the meeting is to ensure alignment with the FDA with respect to the data requirements necessary to support the proposed intended use and clinical utility of the AppyScore test.

Following the meeting with the FDA and the completion of the interim data analysis, the company expects to be in a position to provide a further update to shareholders regarding the supplemental clinical trial patient size and plans for advancing 510(k) clearance.

Dr. Robert Caspari, COO and CMO of AspenBio, commented: "We have received a clear message from our outside clinical experts, which is supported by our Medical Advisory Board, that the clinical value of AppyScore will be significantly enhanced by data that demonstrate that AppyScore achieves a negative predictive value substantially higher than current diagnostic modalities when used in conjunction with other commonly ordered diagnostic tests.  We believe that taking the steps necessary to accomplish this objective will be well worth the time and costs and will result in added value."

While the ELISA-based supplemental AppyScore trial has been preceding, AspenBio has also been advancing the development of its new stand alone, state-of-the-art cassette and reader instrument platform that provides AppyScore results more rapidly and efficiently than the ELISA format. This platform offers many benefits over an ELISA-based test. It can produce results in approximately 15 minutes, which in turn can be rapidly and accurately uploaded to a hospital's Laboratory Information System (“LIS”) via a built-in electronic interface. More importantly, as a fully integrated, stand alone assay system, it can significantly reduce an operator’s processing steps and the corresponding potential for errors.

Clinical trials of the rapid assay are planned for 2010 and will be designed to support a 510(k) submission for this rapid assay platform using the ELISA test as a predicate, assuming the ELISA test is cleared by the FDA. In addition, these trials will provide AspenBio and physicians with additional information on the product's potential utility. The company expects to announce the execution of supply agreements with internationally recognized manufacturers for the rapid assay device and reader instrument as they are finalized.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-science company dedicated to the discovery, development and commercialization of novel products that address unmet diagnostic and therapeutic needs in both human and animal health. The company's AppyScore blood-based test addresses the difficult challenge of diagnosing human appendicitis in the hospital emergency department. The company is also advancing unique therapeutic proteins designed to improve reproduction in non-companion animals of economic importance. For more information, go to www.aspenbiopharma.com.

Forward-Looking Statements

This news release includes "forward-looking statements" of AspenBio Pharma, Inc. ("APPY") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the clinical trial data assessments required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test as well as the animal products and other new products, execute agreements required to successfully advance the company's objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY's recent filings with the SEC.

Company Contact:
Gregory Pusey, Vice Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
 info@liolios.com
Ron Both or Geoffrey Plank
Tel 949-574-3860